Exhibit 10.7

BROOKLINE BANK

AMENDMENT TO

EMPLOYMENT AGREEMENT

WHEREAS, Brookline Bank (the “Bank”), a Massachusetts chartered stock savings bank, with its principal administrative office at 160 Washington Street, Brookline, Massachusetts 02447-0469 and Richard P. Chapman, Jr. (the “Executive”) are parties to an employment agreement dated February 25, 1998 and amended on February 25, 2003  (the “Employment Agreement”); and

WHEREAS, under recently enacted Section 409A of the Internal Revenue Code (“Code”), employment agreements may be considered deferred compensation arrangement subject to the provisions of Section 409A; and

WHEREAS, the Bank and Executive desire at this time to update and amend the Employment Agreement to, among other things, address compliance and other issues with respect to recently enacted Code Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.             Section 4 of the Employment Agreement “PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION” is hereby amended in its entirety to read as follows:

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.

(a)   The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)    the termination by the Bank or the Company of Executive’s full time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 5 below, or (B) Termination for Cause as defined in Section 6 hereof;  or

(ii)   Executive’s resignation from the Bank’s employ, upon any

(A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive of the Company and Chief Executive Officer of the Bank,

(B) material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

(C) a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement,

(D) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(E) breach of this Agreement by the Bank.

(iii)  Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that

Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) and (E) above.

(b)   The provisions of this Section 4(b) and 4(d) shall apply upon the occurrence of a Change in Control during the term of this Agreement, including extensions hereof. In the event of a Change in Control of the Company or the Bank, Executive shall be entitled to the payments set forth in Section 4(d) hereof. For purposes of this Agreement, a Change in Control of the Company or the Bank shall mean (i) a change in ownership of the Company or the Bank under paragraph (1) below, or (ii) a change in effective control of the Company or the Bank under paragraph (2) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (3) below:

(1)   Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(2)   Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or the Bank is another corporation.

(3)   Change in the ownership of a substantial portion of the Company’s or the Bank’s assets. A change in the ownership of a substantial portion of the Company or the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B) or subsequent guidance), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Company or the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(4)   For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Treasury Regulation Section 1.409A-3(g) or subsequent guidance.

(c)   Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 7, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (i) Base Salary and (ii) the highest rate of bonus awarded to the Executive during the prior three years. Payments of the amounts set forth in this paragraph shall be made no earlier than the first day of the seventh month following Executive’s Separation from Service if Executive is a Specified Employee and such delay is required by Code Section 409A. For these purposes, the terms “Specified Employee” and “Separation from Service” shall have the meaning required by Code Section 409A. At the election of the Executive, which election is to be made on an annual basis by December 31 of the year immediately preceding the year in which an Event of Termination occurs, and which election is irrevocable for the year in which made and upon the occurrence of an Event of Termination, any payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Executive’s termination. In the event that no election is made, payment to the Executive will be made in a lump sum on the Date of Termination or on the first day of the seventh month following Executive’s Separation of Service, if, as provided above, required by Code Section 409A. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(d)   Upon the occurrence of a Change in Control, as defined in Section 4(b), the Bank shall pay to Executive, or, in the event of his death during the term of this Agreement but subsequent to a Change in Control, to his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (i) Base Salary and (ii) the highest annual bonus awarded to Executive during the prior three years. Payment of the amount required hereunder shall be made in a lump sum on the effective date of the Change in Control.

(e)   Upon the occurrence of an Event of Termination, or a Change in Control as defined in Section 4(b), the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination. Such coverage shall continue for 36 months from the Date of Termination or the Change in Control.

(f)    Notwithstanding the preceding paragraphs of this Section 4, in the event that:

(i)    the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, and

(ii)   if such Termination Benefits were reduced to an amount (the “Non Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Code or any successor thereto, then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non Triggering Amount.

2.             Terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

3.             Except as set forth above, all other terms and provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Bank and the Company have caused this Amendment to be executed by their duly authorized officers, and Executives have signed this Agreement, as of December 15, 2005.

BROOKLINE BANK

By:	/s/ Franklyn Wyman, Jr.
Franklyn Wyman, Jr.

BROOKLINE BANCORP, INC.

By:	/s/ Franklyn Wyman, Jr.
Franklyn Wyman, Jr.

EXECUTIVE:

/s/ Richard P. Chapman, Jr.
Richard P. Chapman, Jr.